March 8, 2012

Dear Investors,

Our plan for increasing shareholder value in 2012 is focused on three areas:

•	Advance our cardiovascular pipeline

•	Grow our commercial business toward profitability while establishing the elements for market access

•	Achieve strategic partnerships to grow our business and strengthen our balance sheet

Pipeline

The product pipeline, led by our cardiovascular disease therapy, is our greatest value driver. We have completed and reported results from two clinical trials, moved from APOLLO to ADVANCE in Europe for heart attacks, have been approved to initiate a feasibility trial in the U.S. for chronic myocardial ischemia, and are seeking approval in Europe for chronic myocardial ischemia.

In the U.S., we received IDE approval to begin ATHENA, a prospective, double blind, placebo-controlled, multi-center feasibility trial in up to 45 patients. Notably, the approval to initiate the trial was achieved only 30 days after our submission to the FDA. Emerson Perin, M.D., Ph.D., from Texas Heart Institute and Tim Henry, M.D., from the Minneapolis Heart Institute Foundation are the co-Principal Investigators and all five sites have been identified. Enrollment is expected to begin in the second quarter of 2012 and be completed within 12 to 18 months.

In our ADVANCE trial, we are amending our European clinical protocol to conform to the evolving country specific regulatory policies for good manufacturing practices for the control of the cell output from our technology.  In aggregate, these protocol amendments should help harmonize the current country to country requirements for cell processing and accelerate country approvals, which has been the rate limiting step in site initiation. In the meantime, we have already qualified 27 sites with an emphasis on sites in the European G5. We have been in discussions with the leading EU competent authorities and we expect to have a revised timeline for the trial by the end of next quarter.

Our CE Mark application for the Celution® System in no-option chronic myocardial ischemia patients is currently under review by our notified body. Barring delays or requests for further data, we anticipate a decision in the first half of 2012. Should we receive approval, we would target select hospital customers in the G5 countries and likely implement a patient registry. This registry will allow us to collect further data to support reimbursement and government payors, and help expand market access.

Commercial Business

The 2012 goals for our commercial business are twofold. The first is to expand market access so that we can grow product revenue significantly over time and the second is to achieve a positive contribution margin in the near term. Today, our sales activities remain largely opportunistic and focused on obtaining and maintaining successful early clinical adopters of our products. Looking forward, we intend to increasingly target larger market segments and grow therapeutically oriented consumable revenue.  To accomplish this goal, we are focusing on driving essential market access elements such as published clinical and health economics data, physician education and indication-specific therapeutic claims, while maintaining a critical eye on expenses. In late 2011, Cytori reduced its sales and marketing headcount. The impact of this reduction along with other sales and marketing costs will result in reduced overall spend in 2012 while maintaining our core ability to achieve growth objectives.

Our most advanced therapeutic indication is breast reconstruction. In Europe, the NHS National Innovation Centre in the UK indicated that our technology may be cost-effective for lumpectomy breast reconstruction. Furthermore, the use of adipose-derived regenerative cells was acknowledged by the British Association of Plastic, Reconstructive & Aesthetic Surgeons (BAPRAS) in their latest breast surgery guidelines, demonstrating progress in developing market access. In 2012, we intend to seek a technology assessment in the UK specific to our Celution® System for the RESTORE procedure as a way to both improve healthcare and lower the overall costs for women with breast cancer, which will help support our reimbursement efforts in the UK. In a similar fashion to the UK, we are working with other key competent authorities in Europe to expand coverage. In Japan, we are working with PMDA to leverage our global clinical data for Japanese approval of our technology for breast reconstruction. In other geographic markets, we intend to grow product sales where we are currently approved to sell.

Corporate

Our corporate priorities are to expand global regulatory approvals, complete strategic development and commercialization partnerships, strengthen the balance sheet and efficiently manage expenses.

One of our top priorities is to establish a strategic partnership, which could accelerate core or non-core opportunities and potentially bring in significant minimally dilutive or non-dilutive capital.  Completing one or more substantive partnerships is achievable this year. Due to the platform nature of our technology and products, we are able to simultaneously pursue transactions for multiple indications in core areas like cardiovascular disease and other non-core areas such as liver disease, for which Astellas Pharma has negotiation rights.

We have been actively streamlining our operations and reducing costs wherever possible, focusing the company and minimizing cash operating costs.  Our 2012 budget calls for a reduction of approximately $6 million in combined Sales & Marketing and G&A expenses. This will support an estimated $3 million increase in R&D for 2012, principally to fund our cardiac cell therapy clinical trials.

Regulatory processes are well underway in the U.S., Canada, the EU, Australia, Japan, Russia and other countries.  We expect progress in many of these markets during 2012 that could expand our commercial opportunities.  In the U.S., receiving the IDE approval was a key development for the company that signals a positive and clearer pathway with the FDA.  We also feel that the multiple opportunities we have in other countries increase the possibility that one or more meaningful markets could open up for Cytori. Two countries of note where we have made recent progress include Australia and India. We will provide greater detail on these markets as these opportunities mature and grow.

Summary

Much of the work we performed during 2011 is resulting in reportable progress in 2012. We expect to continue achieving milestones that will add value to our business as follows:

•	Initiate enrollment in the ATHENA chronic myocardial ischemia trial in the U.S.
•	Publish RESTORE 2 results, which will support reimbursement and market access efforts
•	Submit for a formal medical technology assessment in the UK for breast reconstruction, which will support our reimbursement efforts
•	Expand European CE Mark to include no-option chronic myocardial ischemia
•	Publish 18-month outcomes for the APOLLO and PRECISE trials
•	Execute strategic partnership
•	Achieve full year revenue of $9 million

Warm regards,

Chris

Cautionary Statement Regarding Forward-Looking Statements

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to achieve our revenue growth targets and reduce our cash burn rate, obtain European no-option chronic myocardial ischemia claims, obtain reimbursement in select European countries for breast reconstruction, revise the protocol in the ADVANCE trial, begin enrollment in the ATHENA trial, and complete a strategic corporate partnership, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, regulatory uncertainties regarding the collection and results of clinical data, our ability to obtain sufficient data to support reimbursement, uncertainties relating to the success of our sales and marketing programs, changing and unpredictable regulatory environment, dependence on third party performance and, the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations, as well as other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.